Exhibit 10.2
QUEPASA CORPORATION
EXECUTIVE INCENTIVE PLAN
1. Purposes and Background.
The purposes of the Quepasa Corporation Executive Incentive Plan (“Plan”) are to motivate the Company’s Executive Employees (as defined below) to improve stockholder value by linking a portion of their cash compensation to the Company’s financial performance, reward Executive Employees for improving the Company’s financial performance, and help attract and retain such Executive Employees.
2. Definitions.
The use of singular or plural defined terms in the Plan shall have the same meaning as in this Article 2.
A. “Award” means any cash incentive payment made under the Plan.
B. “Code” means the Internal Revenue Code of 1986, as amended.
C. “Committee” means the Compensation Committee of Quepasa’s Board of Directors, or such other committee designated by that Board of Directors, which is authorized to administer the Plan under Section 3 hereof.
D. “Company” means Quepasa and any corporation or other business entity of which Quepasa: (i) directly or indirectly has an ownership interest of 50% or more; or (ii) has a right to elect or appoint 50% or more of the board of directors or other governing body.
E. “Executive Employee” means any executive officer of the Company who the Committee determines is or will be included as one of the Company’s named executive officers.
F. “Participant” means a Executive Employee who is designated by the Committee to participate in the Plan for a fiscal year (or performance period) pursuant to Article 4 of this Plan.
G. “Plan” means the Quepasa Executive Incentive Plan.
3. Administration.
A. The Plan shall be administered by the Committee. The Committee shall have the authority to:

(i) interpret and determine all questions of policy and expediency pertaining to the Plan;
(ii) adopt such rules, regulations, agreements and instruments as it deems necessary for its proper administration;
(iii) select Executive Employees to receive Awards;
(iv) determine the terms of Awards including, without limitation, the duration of any performance period;
(v) determine amounts subject to Awards (within the limits prescribed in the Plan);
(vi) determine whether Awards will be granted in replacement of or as alternatives to any other incentive or compensation plan of the Company or an acquired business unit;
(vii) accelerate the payment of Awards;
(viii) correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award or any Award notice;
(ix) take any and all other actions it deems necessary or advisable for the proper administration of the Plan;
(x) adopt such Plan procedures, regulations, subplans and the like as it deems are necessary to enable Executive Employees to receive Awards; and
(xi) amend the Plan at any time and from time to time.
B. The Committee may delegate its authority to grant and administer Awards to a separate committee.
4. Eligibility.
Participation in the Plan is limited in any fiscal year (or performance period) to each employee that the Committee concludes will likely be a named executive officer for such fiscal year (or performance period).
5. Performance Goals.
A. The Committee shall establish performance goals in writing applicable to a particular fiscal year (or performance period).

B. Each performance goal shall identify one or more criteria of the Company, any business unit or individual performance that are to be monitored during the fiscal year (or performance period), such as:
•	Net income;

•	Earnings per share;

•	Return on investment or assets;

•	Operating income;

•	Strategic positioning programs;

•	Return on equity;

•	New product releases;

•	Operating margin;

•	Gross profit;

•	Stockholder return;

•	Revenue;

•	Revenue growth;

•	New product development;

•	Market share;

•	Return on net assets;

•	Cash flow;

•	Cost reductions;

•	Earnings before interest, taxes, depreciation and amortization (EBITDA);

•	People/organizational development; and

•	Financial, operational and/or customer related performance.

C. The Committee shall determine the target level of performance that must be achieved with respect to each criterion that is identified in a performance goal in order for a performance goal to be treated as attained.
D. The Committee may base performance goals on one or more of the foregoing criteria. In the event performance goals are based on more than one criteria, the Committee may determine, in its discretion, to make Awards based on alternative criteria, weighting of criteria, or other relevant basis on which the Committee shall establish and determine.
6. Awards.
A. Awards may be made on the basis of Company, business unit performance, and/or individual goals and/or formulas determined by the Committee.
B. The Committee, in its discretion, may reduce or eliminate a Participant’s Award at any time before it is paid, whether or not calculated on the basis of pre-established performance goals or formulas.
C. The payment of an Award requires that the Participant be on the Company’s payroll as of the last day of the fiscal year (or performance period) and on the Company’s payroll as of the date the Award is paid. The Committee may make exceptions to this requirement in the case of retirement, death or disability, as determined by the Committee in its sole discretion.
D. The Company shall withhold all applicable federal, state, local and foreign taxes required by law to be paid or withheld relating to the receipt or payment of any Award.
E. The Awards under this Plan shall be paid to each Participant no later than the 15th day of the third month following the calendar year in which the Award is earned, or, if payment by such date is not “administratively practicable” (as determined by the regulations issued under Code Section 409A), such later date as permitted by the regulations issued under Code Section 409A
7. General.
A. Any rights of a Participant under the Plan shall not be assignable by such Participant, by operation of law or otherwise, except by will or the laws of descent and distribution. No Participant may create a lien on any funds or rights to which he or she may have an interest under the Plan, or which is held by the Company for the account of the Participant under the Plan.

B. Participation in the Plan shall not give any Executive Employee any right to remain in the employ of the Company. Further, the adoption of this Plan shall not be deemed to give any Executive Employee or other individual the right to be selected as a Participant or to be granted an Award.
C. To the extent any person acquires a right to receive payments from the Company under this Plan; such rights shall be no greater than the rights of an unsecured creditor of the Company.
D. The Plan shall be governed by and construed in accordance with the laws of the State of Nevada.
E. The Committee may suspend or terminate the Plan at any time with or without prior notice.
F. If any payments under this Plan are subject to the provisions of Code Section 409A, it is intended that the Plan will comply fully with and meet all requirements of Code Section 409A.